EXHIBIT 23.1

[LETTERHEAD OF MARCUM & KLIEGMAN LLP]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Caprius, Inc. and Subsidiaries on Form S-8, of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated November 18, 2005, with respect to our audits of the consolidated financial statements of Caprius, Inc. and Subsidiaries as of September 30, 2005 and for the years ended September 30, 2005 and September 30, 2004, which report is included in this Annual Report on Form 10-KSB of Caprius, Inc. and Subsidiaries for the year ended September 30, 2005, which are incorporated by reference in this Registration Statement, and the reference to our firm under the heading "Experts" in the Form S-8.

/s/ Marcum & Kliegman LLP

New York, New York
March 2, 2006